Exhibit 10.2

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (this “Agreement”) is dated as of September 24 2020 (the “Effective Date”), and made and entered into by and among Tauriga Sciences Inc., a Delaware corporation (the “Company”), and Christopher J. Wallace (“Brand Ambassador”). Each of the Company and the Brand Ambassador may each be referred to herein as a “Party” and collectively as the “Parties”.

1. Business. The Company is engaged in the business of the design, development, manufacturing, promotion, marketing, distribution and sale of certain proprietary hemp-based Cannabidiol (“CBD”) and Cannabigerol (“CBG”) infused products (the “Business”) co-branded with the “Frank White” and “Tauriga” brands (collectively, the “Co-Branded Products”);

2. Services and Rendition of Services.

a. Services. Subject to the terms and conditions set forth in this Agreement, Brand Ambassador agrees to provide the following services (collectively, the “Services”) to the Company during the Term (as hereinafter defined) in connection with the Business:

i. Serve as Brand Ambassador for Company for purposes of promoting the Co-Branded Products;

ii. Perform the marketing and promotional services outlined in Exhibit A (hereafter the “Minimum Brand Ambassador Activity”);

b. Professional Rendition of Services. Brand Ambassador shall render the Services in a competent, professional and artistic manner to the best of Brand Ambassador’s ability, and more importantly render Services in an enthusiastic and positive manner when representing the Company across any and all opportunities.

3. Compensation.

a. Equity Compensation. As consideration due to Brand Ambassador for the Services described herein, Company hereby agrees to grant an equity interest equivalent to One Million Five Hundred (1,500,000) shares of Company Common Stock (the “Company Equity”) awarded and vested immediately upon the execution of this Agreement. [1]

b. Additional Equity Compensation. One (1) years after the commencement of the Term, an additional One Million Five Hundred (1,500,000) shares of Company Common Stock (the “Additional Company Equity”) shall be awarded to Brand Ambassador; provided that Brand Ambassador meets the terms of a successful criteria to be mutually agreed upon by Parties.

1 Tax implications for receipt of Company Equity are under review and undetermined at this time. Brand Ambassador and Company reserve rights to request an alternate structure in the event that there are adverse or negative tax implications for Brand Ambassador.

4. Expenses. Should Company require Brand Ambassador to travel to an overnight location which is not within fifty (50) miles of Brand Ambassador’s principal residence, in connection with performance of the Services hereunder, then Company shall provide at its sole cost and expense to each Brand Ambassador, First Class airfare (or Business Class if First Class is not available), Five Star Hotel accommodations, $250 per diem, plus ground transportation, an airport greeter. Notwithstanding the above, Brand Ambassador shall pay for all other costs associated with providing Services.

5. Term. The Term shall commence on the Effective Date and end on the earlier of (i) the two (2) year anniversary thereof; (ii) the termination for any reason of the certain License Agreement dated September ___, 2020 between Company and Think Big LLC; or (iii) the earlier termination of this Agreement (the “Term”).

6. Publicity and Other Rights.

a. Name and Likeness. Brand Ambassador hereby grants to Company the exclusive right, license and authority (but not the obligation) during the Term to use and display Brand Ambassador’s approved name, image, likeness, voice, signature, face, photographs, other likeness and biography, or any synthespian or other simulations thereof (“Publicity Rights”), in publications and channels and means of distribution as Company may determine at any time and from time to time throughout the world, in connection with the Services and the exhibition, distribution, advertising, publicity and exploitation exclusively of the Co-Branded Products and the Business of the Company only as it applies to the Co-Branded Products. In addition, Brand Ambassador grants to Company the right to publicize Brand Ambassador’s association with the the Co-Branded Products and to advertise and promote Brand Ambassador’s position providing the Services for the Company, including endorsements by Brand Ambassador of Company and the Co-Branded Products. Nothing contained herein shall be construed to authorize Company any right, license or authority to use Publicity Rights in any in publications, channels or means of distribution, whether directly or indirectly, for any reason, in connection with any other Product or service of the Company or to use the same for any other similar commercial purposes.

b. Approvals and Consultations. Brand Ambassador shall have the right or approval, in writing, to all uses of Brand Ambassador’s respective Publicity Rights provided that: (i) Brand Ambassador’s approvals shall not be unreasonably withheld.

i. Photographic Likeness. Brand Ambassador shall have a right of approval to any and all photographs used by Company of Brand Ambassador.

ii. Non-Photographic Likenesses. Brand Ambassador shall have the right to approve any artistic rendering or other non-photographic likeness (collectively “Renderings”) of Brand Ambassador that may be used in connection with the advertising, exploitation or publicity of the Co-Branded Products.

iii. Merchandising. Company has the right to use Brand Ambassador’s name or approved likeness and images in connection with any merchandising and marketing efforts provided that the images are from a pool of Brand Ambassador approved stills and renderings in connection with the Co-Branded Products of the Company.[2]

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iv. Messaging. Company will not use Brand Ambassador’s name or approved likeness in connection with any messaging without Brand Ambassador’s prior approval.

c. Publicity Grant. Notwithstanding Section 6(a), Brand Ambassador may grant Publicity Rights to commercialize any other products or product lines that are not substantially similar to the Co-Branded Products. For the purposes of clarity, and by way of example only, Brand Ambassador may grant Publicity Rights to a third party to use to manufacture, package or sell branded cannabis products because the Parties acknowledge and agree that cannabis products are not substantially similar to the hemp-based Co-Branded Products contemplated herein.

7. Confidentiality.

a. Maintain Confidentiality. Except as may be required by any applicable law, government order or regulation, or by order or decree of any court of competent jurisdiction, and except in connection with a Party’s enforcement of this Agreement or its rights hereunder, Each Party shall maintain, and use its best efforts to cause its employees, members, agents, and independent contractors to maintain and protect the confidentiality of all Confidential Information with the same care and safeguards used to maintain and protect the confidentiality of its own information of like character, but in no event less than reasonable care under the circumstances. Each Party agrees to hold all non-public, proprietary or confidential information and materials provided to each other including all non-public information about either Party’s personal and business affairs, and the terms of this Agreement strictly confidential and shall not disclose such information and materials to any third party (except to a Party’s business advisors, legal counsel, tax advisors, and the like) without the prior written consent of the other Party; provided, that, nothing herein shall prohibit either Party from using or exploiting the rights granted to it herein in accordance with the terms hereof. Notwithstanding the foregoing, with regards to obligations of nondisclosure or limitations as to use, no Party hereto shall have any liability to the other Party with respect to the disclosure or use of any information or materials which such Party can establish to have (a) become publicly known without breach of this Agreement, is public information or which exists in the public domain; (b) been known to such Party, without any obligation of confidentiality, prior to disclosure of such information by the other Party; or (c) been received in good faith by such Party from a third party source having the right to so disclose.

b. Definition of Confidential Information. “Confidential Information” shall mean any information, matter or thing which, as to the business of the Company, is of a secret, confidential or private nature, , and which (i) is connected with the methods of operation of the business of the Company, and (ii. Confidential Information shall be limited to: (1) business matters known or available only to management, such as (A) information concerning customers, vendors and suppliers, including their names, addresses, credit or financial status, buying or selling habits, practices or requirements; (B) any arrangements or contracts that the Company has or may have had with such parties; (C) the marketing methods, plans and/or strategies of the Company for business development; and (D) the terms of any contracts or agreements the Company has entered into; and (2) other matters including, but not limited to, product information, trade secrets, know-how, formulae, innovations, inventions, technologies, devices, discoveries, techniques, formats, processes, methods, specifications, designs, patterns, schematics, data, compilation of information, test results and research and/or development projects undertaken by the Company. For purposes of this Agreement, the term “trade secrets” shall mean the broadest and most inclusive interpretation of trade secrets as defined by applicable law. Confidential Information shall not include any information in the public domain, provided, however, specific information shall not be deemed to be in the public domain merely because it is encompassed by some general information that is published or in the public domain.

2 Is Merchandise included here? If not, we will remove.

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c. Confidential Obligations Survive Agreement. The obligations under this Section 7 shall survive the expiration or termination of this Agreement for a period of two (2) years.

8. Termination.

a. Termination for Cause by Either Party. This Agreement may be terminated by either Party in the event of any material breach of any of the terms and conditions of this Agreement by the other Party which breach continues in effect after the breaching party has been provided with written notice of breach and fifteen (15) days to cure such breach and fails to cure such breach. As used herein, “material breach” shall mean a failure by a Party to this Agreement to perform any of its obligations the effect of which would substantially impair the value of this Agreement to the other Party.

b. Effect of Termination. Upon termination or expiration of this Agreement for any reason all Publicity Rights granted to Company shall be terminated and the obligations of each Party shall cease. Company shall immediately: (i) cease and discontinue any and all use of the Publicity Rights granted under the terms of this Agreement; (ii) destroy any marketing materials used in connection with or to promote the Co-Branded Products utilizing Brand Ambassador’s name or likeness and Publicity Rights, including but not limited to the displays, advertisements and promotional materials used or developed by Company and/or Brand Ambassador during the Term of this Agreement in connection with the Co-Branded Products. Parties shall further deliver (and will not keep, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information or property belonging to the other Party, its successors or assigns.

9. Representations, Warranties and Indemnity of Brand Ambassador. Brand Ambassador represents and warrants to Company as of the Effective Date and throughout the Term, as follows:

a. Authority. Brand Ambassador has the full right and authority to enter into this Agreement, to furnish the Services, and to perform all of Brand Ambassador’s obligations and Minimum Brand Ambassador Activity hereunder without violating the rights of any third parties and the consent of no other person, firm, corporation, or labor organization is required to enable Company to use the Services or the results and proceeds therefrom without additional remuneration.

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b. Indemnity. Brand Ambassador agrees to indemnify Company its affiliates, and their respective parents, affiliates and subsidiaries, and each of their respective officers, employees, directors, legal representatives, agents, successors and assigns (collectively, the “Company Indemnified Parties”) from and against any and all claims, liabilities, damages, cost, judgments, penalties and expenses of any kind (including reasonable outside attorneys’ fees and litigation costs, including expert witness costs) (“Losses”) to the extent arising from third-party claims based on (i) any breach by Brand Ambassador of its representations, warranties, covenants or agreements under this Agreement or any grossly negligent act or omission or willful misconduct of Brand Ambassador in connection with the Services provided hereunder or (ii) any public statement by Brand Ambassador regarding, or endorsement of, the Co-Branded Products in a manner where such statement or endorsement, to Brand Ambassador’s actual knowledge (without any obligation to investigate the accuracy of any materials or information provided to Brand Ambassador by Company), (A) is false or misleading, (B) is otherwise in violation of applicable law, regulation or regulatory guidelines.

c. No Public Disparagement. Brand Ambassador will at no time, including following expiration or termination of the Term, publicly disparage the Co-Branded Products, the Company, or its employees, agents, officers or representatives or Brand Ambassador’s respective associations with the Company, the Co-Branded Products, or others connected or affiliated with the Company.

d. Spokesperson. Brand Ambassador agrees that as a spokesperson for the Company and the Co-Branded Products, Brand Ambassador will continue to endorse the Company and the Co-Branded Products during the Term. Brand Ambassador understands that commercial materials that Brand Ambassador may prepare or that are prepared by the Company for Brand Ambassador’s execution or production may attribute statements to Brand Ambassador to the effect that Brand Ambassador endorses the Company and the Co-Branded Products. Brand Ambassador warrants and represents that such statements will represent Brand Ambassador’s actual belief and experience, provided that Brand Ambassador will have prior reasonable approval over such statements.

e. No Infringement. The entry into this Agreement, and the performance by Brand Ambassador of his obligations hereunder will not violate or infringe upon the rights of any third parties, nor give rise to any liability to any third party for which Company is, or could be alleged to be, liable.

10. Representations, Warranties and Indemnity of Company. Company represents and warrants to Brad Ambassador as of the Effective Date and throughout the Term, as follows:

a. Authority. Company has the full right and authority to enter into this Agreement and to perform all of Company’s obligations hereunder without violating the rights of any third parties and the consent of no other person, firm, corporation, or labor organization is required to enable Company to fulfill its obligation under this Agreement.

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b. Indemnity. Company agrees to indemnify Brand Ambassador its affiliates, and their respective parents, affiliates and subsidiaries, and each of their respective officers, employees, directors, legal representatives, agents, successors and assigns (collectively, the “Brand Ambassador Indemnified Parties”) from and against any and all third party claims, losses and liabilities (including, without limitation, reasonable attorney’s fees and disbursements), judgments, damages, demands, lawsuits or similar actions or proceedings brought against or otherwise negatively impacting Company (each, a “Company Claim”) which, directly or indirectly, relate to or arise out of (a) Company’s breach of this Agreement or any of Company’s representations, warranties or covenants hereunder, (b) any fraud, intentional misrepresentation, intentional misconduct, negligence, gross negligence, or willful or unlawful act or omission of the Company or its employees, officers, agents, subcontractors, dealers or representatives; (c) any injuries or damages to purchasers, users, or consumers of Co-Branded Products or arising from or related to the use of the Co-Branded Products; (d) any alleged or actual failure by Company to comply with Applicable Law; or (d) any false or misleading claims made by Company, its employees, agents, representatives, or Affiliates in connection with the use of Publicity Rights, and/or Co-Branded Products. Company shall not settle any such claim unless there is no obligation on the part of the Brand Ambassador Indemnified Parties to contribute any portion of the payment for any Losses, Company obtains a general and unconditional release with respect to the claim as to the Brand Ambassador Indemnified Parties, and there is no finding or admission of any violation of law or effect on any other claim that may be made against the Brand Ambassador Indemnified Parties. Company’s obligations set forth above are in addition to any other liability it may otherwise have hereunder and shall be independent of its obligations under any other provision of this Agreement.

c. No Public Disparagement. Company will at no time, including following expiration or termination of the Term, publicly disparage the Brand Ambassador, or its employees, agents, officers or representatives or Brand Ambassador’s respective associations with the Company, the Co-Branded Products, or others connected or affiliated with Brand Ambassador.

11. Insurance. Company shall obtain and maintain during the Term and for twelve (12) months after the Term, from reputable insurance companies, general liability insurance with coverage amounts no less than $2,500,000 per occurrence and $5,000,000 in the annual aggregate and product liability insurance coverage with coverage amounts no less than $2,500,000 per occurrence and $5,000,000 in the annual aggregate. Company shall name Brand Ambassador as an additional insured on these insurance policies. All insurance policies required of Company under this Agreement shall be primary and without right of contribution from any similar policies which may be maintained by Brand Ambassador.

12. Choice of Law and Venue. This Agreement and all questions arising under or related to it shall be governed by, construed and determined in accordance with the internal laws of the state of California without regard to any choice or conflict of law provision or rule, whether of the state of California or any other jurisdiction.

13. Remedies. It is agreed that Services are extraordinary and unique and may not be replaceable, and that there may be no adequate remedy at law for breach of this Agreement by Brand Ambassador or Company, in the event of such breach by Brand Ambassador or Company, shall be entitled to seek equitable relief by way of injunction or otherwise. The rights and remedies of the Parties hereunder are cumulative and not exclusive of any other rights or remedies they would otherwise have hereunder.

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14. Limited Liability. Brand Ambassador shall not be liable to Company, and Company shall not be liable to Brand Ambassador, for any loss of profits, business, revenue, goodwill or anticipated savings or for any indirect or consequential loss or damage arising out of or in connection with this Agreement and/or the Co-Branded Products; provided, that the foregoing shall not apply with respect to indemnification obligations with respect to third-party claims, claims based on infringement or misappropriation of intellectual property, infringement of a party’s right of publicity and/or breaches of confidentiality.

15. Independent Contractor. In performing services under this Agreement, Brand Ambassador shall operate as, and have the status of, an independent contractor and shall not act as or be an agent or employee of Company.

16. Assignment. Brand Ambassador may not assign, delegate or subcontract Brand Ambassador’s rights or obligations hereunder. Company may only assign or transfer all of Company rights or obligations hereunder to a successor to substantially all of its assets or business.

17. Headings. Headings are for convenience of reference only and do not affect meaning.

18. Rules of Construction. The Parties have had the opportunity to retain independent legal and financial counsel with respect to the negotiation of this Agreement. They have independently, separately, and freely negotiated each and every provision of this Agreement as if all Parties drafted it, and therefore, waive any statutory or common-law presumption that would serve to have this document construed in favor of, or against, any Party.

19. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules and Exhibit refer to the Sections of any Schedules and Exhibits attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes and successor legislation thereto and any regulations promulgated thereunder. Any Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

20. Notices. Notices must be in writing and sent by hand-delivery, certified mail (return receipt requested), nationwide courier or confirmed email to a party’s address set forth on the signature page or such other address of which a party notifies the other. Notices are effective upon receipt.

If to Company: Tauriga Sciences, Inc. 555 Madison Ave., 5th Floor New York, NY 10022 Email: __________________ Attn: ___________________	If to Brand Ambassador: Christopher Wallace 1920 Hillhurst Ave., #120 Los Angeles, CA 90027 Email: willie@thebigthinkers.com Attn: Willie Mack

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With a copy (which will not constitute notice) to:	With a copy (which will not constitute notice) to: Greenberg Glusker LLP 2049 Century Park East, Suite 2600 Los Angeles, CA 90067 Email: aapfelberg@greenbergglusker.com Attn: Andrew Apfelberg

21. Dispute Resolution.

a. Arbitration. In the event that any disagreement, dispute or claim arises among the Parties hereto with respect to the enforcement or interpretation of this Agreement or any specific terms and provisions hereof or with respect to whether an alleged breach or default hereof has or has not occurred (collectively, a “Dispute”), such Dispute shall be settled through binding arbitration (the “Arbitration”) under the Comprehensive Arbitration Rules and Procedures (the “Rules”) of Judicial Arbitration and Mediation Services, Inc. (“JAMS”). A single disinterested third-party arbitrator shall be selected by JAMS in accordance with its then current Rules. The Arbitration shall be initiated by a Party by delivering written notice of intent to arbitrate to the other Parties in accordance with Section 22. Within thirty (30) days after delivery of such notice, unless the Parties mutually agree otherwise, the Arbitration shall be initiated and administered by and in accordance with the then current Rules of JAMS. The Arbitration shall be held in Los Angeles County, unless the parties mutually agree to have such proceeding in some other locale; the exact time and location shall be decided by the arbitrator(s) selected in accordance with the then current Rules of JAMS. The arbitrator shall apply California substantive law, or federal substantive law where state law is preempted The arbitrator selected shall have the power to enforce the rights, remedies, duties, liabilities and obligations of discovery by the imposition of the same terms, conditions and penalties as can be imposed in like circumstances in a civil action by a court of competent jurisdiction of the State of California The arbitrator shall have the power to grant all legal and equitable remedies provided by California law and award compensatory damages provided by California law, except that punitive damages shall not be awarded. The arbitrator shall prepare in writing and provide to the parties an award including factual findings and the legal reasons on which the award is based. The arbitration award may be enforced through an action thereon brought in the Superior Court for the State of California in Los Angeles County.

b. Attorney’s Fees and Costs. The prevailing Party in any Arbitration hereunder shall be awarded reasonable attorneys’ fees, expert and non-expert witness costs and any other expenses incurred directly or indirectly with said Arbitration, including without limitation the fees and expenses of the arbitrator(s). Any Party shall have the right to recover all reasonable attorney’s fees and costs incurred to enforce any judgment and/or collect any monies due pursuant to this Agreement, in addition to any other relief or damages to which such Party may be entitled.

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22. No Partnership Or Joint Venture. Nothing herein contained shall constitute a partnership between, or joint venture by, the Parties hereto or constitute either party the agent of the other. Neither party shall become liable by or because of any act, omission or representation of the other which is contrary to the provisions hereof. No waiver of any breach of any provision hereof shall be deemed a waiver of any preceding or succeeding breach. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any third party, whether referred to herein or not.

23. Announcements. No public announcement or press release regarding this Agreement may be made by either Party without the prior written consent of the other Party.

24. Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Electronic signatures shall have the same force and effect as original ink signatures.

25. Entire Agreement. This Agreement, including any and all exhibits and schedules hereto, constitutes the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement and supersedes any and all prior or contemporaneous agreements, representations and understandings of the Parties concerning the subject matter of this Agreement.

26. Due Authority. The individual executing this Agreement for Company represents and warrants to Brand Ambassador that he/she has full right, power and authority to execute this Agreement on behalf of Company.

27. Survival. Expiration or termination of this Agreement for whatever reason shall not operate to affect any provisions that expressly or by implication survive termination.

28. Miscellaneous. All words used in this Agreement shall be construed to be of such number or gender as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation.” The words “hereof, “herein” or “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless otherwise specified, references to days means calendar days.

[Signatures to follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

BRAND AMBASSADOR Christopher J Wallace	TAURIGA SCIENCES INC.

By:	By:
Name:
	Title:	Authorized Signatory

Signature Page to Professional Services Agreement

EXHIBIT A

Minimum Brand Ambassador Activities